Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Limited Brands, Inc. and, with respect to the Registration Statement on Form S-3, in the related Prospectus:

Registration Statement (Form S-3ASR No. 333-146420)
Registration Statement (Form S-8 No. 33-49871)
Registration Statement (Form S-8 No. 333-110465)
Registration Statement (Form S-8 No. 333-04927)
Registration Statement (Form S-8 No. 333-04941)
Registration Statement (Form S-8 No. 333-118407);

of our report dated March 27, 2009, except for the effects of the adoption of SFAS 160 and related disclosures in Notes 1, 2, and 10 as to which the date is June 12, 2009, with respect to the consolidated financial statements of Limited Brands, Inc. and subsidiaries included in the Current Report (Form 8-K) dated June 15, 2009.

/s/ Ernst & Young LLP

Columbus, Ohio

June 12, 2009